Exhibit 99

NEWS RELEASE

SILICON LABORATORIES REPORTS SOLID THIRD QUARTER PERFORMANCE

AUSTIN, Texas – Oct. 24, 2005 – Silicon Laboratories Inc. (Nasdaq: SLAB), a leader in high-performance, analog-intensive, mixed-signal ICs, today reported higher than anticipated revenue of $103.9 million for the third quarter.

GAAP operating income for the third quarter was $2.6 million or 2.5 percent of revenue. GAAP earnings per share was a loss of one cent due primarily to charges associated with the acquisition of Silicon MAGIKE. Excluding charges related to the acquisition of Silicon MAGIKE of $13.7 million, representing approximately $0.25 per fully diluted share, and a $0.9 million non-cash charge for amortization of stock compensation, representing two cents per fully diluted share, adjusted operating income for the third quarter was $17.2 million, or 16.5 percent of revenue, and adjusted diluted net income per share was $0.26.  The company ended the quarter with cash and short-term investments of $335 million.  The reconciling charges are set forth in the reconciliation of GAAP to non-GAAP financial measures table included below.

Business Summary

During the quarter, broad-based mixed-signal revenue decreased by one percent and mobile handset revenue decreased by six percent. The company continued to see strength in demand for its ProSLIC® products, where revenue increased by more than 30 percent sequentially.  The transition to Aero II continued as demand increased for this highly integrated, world-class transceiver.  Aero II represented slightly greater than 25 percent of mobile handset revenue in the third quarter.

“After closely reviewing the business, it is very clear to me that through continued focus on innovation and a disciplined approach to selecting our R&D investments we have the opportunity to reach our corporate diversification objectives and resume profitable growth,” said Necip Sayiner, president and chief executive officer of Silicon Laboratories. “We have a unique ability to combine digital architectures and mixed-signal expertise to produce highly integrated solutions to replace pure analog approaches without compromising performance. Many of the new products introduced recently demonstrate this capability.”

Silicon Laboratories significantly expanded its portfolio during the quarter, introducing products that could potentially double the company’s served available market over time.  New product highlights included the following:

•                  The industry’s first quad frequency crystal oscillators and voltage-controlled crystal oscillators for frequency control applications up to 1.4 GHz.  Patented innovation enables these products to offer significant improvements in initial frequency accuracy, better frequency stability and a wide frequency range while dramatically reducing lead times for customers when compared to competing solutions.

•                  The Quad ProSLIC products which offer an integrated codec and SLIC in a CMOS IC, delivering high channel density and an extensive feature set in the industry’s smallest footprint.

•                  A new family of fax ISOmodems® leveraging Silicon Laboratories’ proprietary direct access arrangement (DAA) to provide a globally programmable telephone line interface with an unparalleled level of integration.

•                  The expansion of the C8051F microcontroller products to include a family of very small, high memory devices optimized for consumer electronics.

•                  The introduction of Aero® IIe, a single chip EDGE transceiver for mobile handsets.

•                  The introduction of the Si4209 Aero transceiver optimized for the emerging ultra low cost handset market.

•                  And the introduction today of the AeroFONE™, the industry’s first fully functional single-chip GSM/GPRS phone with integrated power management and no compromise in performance.

The company anticipates revenue of $104 to $108 million in the fourth quarter of 2005.

Conference Call Today

A conference call discussing the third quarter results will follow the release at 7:30 a.m. Central Time.  An audio webcast will be available simultaneously on Silicon Laboratories’ website under Investor Relations (www.silabs.com).  A replay will be available after the call at the same website listed above or by calling 1-800-280-4691 (U.S.) or +1 203-369-3793 (international). These replays will be available through November 14, 2005.

About Silicon Laboratories Inc.

Silicon Laboratories Inc. is a leading designer of high-performance, analog-intensive, mixed-signal integrated circuits (ICs) for a broad range of applications.  Silicon Laboratories’ diverse portfolio of highly integrated, patented solutions is developed by a world-class engineering team with decades of cumulative expertise in cutting-edge mixed-signal design.  The company has design, engineering, marketing, sales and applications offices throughout North America, Europe and Asia. For more information about Silicon Laboratories please visit www.silabs.com.

Cautionary Language

This press release contains forward-looking statements based on Silicon Laboratories’ current expectations. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan,” “project,” “will” and similar phrases as they relate to Silicon Laboratories are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Silicon Laboratories and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that Silicon Laboratories may not be able to maintain its historical growth; quarterly fluctuations in revenues and operating results; volatile stock price; average selling prices of products may decrease significantly and rapidly, especially for mobile handset products; dependence on a limited number of products and customers; risks associated with shifting market demand from GSM/GPRS to EDGE and WCDMA; difficulties developing new products that achieve market acceptance; risks that Silicon Laboratories may not be able to manage strains associated with its growth; dependence on key personnel; difficulties managing our manufacturers and subcontractors; difficulties managing international activities; credit risks associated with our accounts receivable; geographic concentration of manufacturers, assemblers, test service providers and customers in the Pacific Rim that subjects Silicon Laboratories’ business and results of operations to risks of natural disasters, epidemics, war and political unrest; product development risks; inventory-related risks; intellectual property litigation risks; risks associated with acquisitions; the competitive and cyclical nature of the semiconductor industry and other factors that are detailed in Silicon Laboratories’ filings with the SEC. Silicon Laboratories disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to editors: Silicon Laboratories, ProSLIC, Aero, AeroFONE, ISOmodem and the Silicon Laboratories logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

CONTACT: Silicon Laboratories Inc., Shannon Pleasant, 512/464-9254 investor.relations@silabs.com

Silicon Laboratories Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004
Revenues	$103,913	$121,010	$315,833	$360,763
Cost of revenues	47,249	53,712	144,365	163,122
Gross profit	56,664	67,298	171,468	197,641
Operating expenses:
Research and development	35,947	18,856	75,809	54,865
Selling, general and administrative	17,217	17,058	53,075	48,912
Amortization of stock compensation	940	983	2,342	3,383
Operating expenses	54,104	36,897	131,226	107,160
Operating income	2,560	30,401	40,242	90,481
Other income (expense):
Interest income	2,138	790	5,542	1,860
Interest expense	(30)	(78)	(130)	(243)
Other income (expense), net	(48)	(29)	(241)	1,979
Income before income taxes	4,620	31,084	45,413	94,077
Provision for income taxes	5,365	10,041	13,171	30,313

Net income (loss)	$(745)	$21,043	$32,242	$63,764
Net income (loss) per share:
Basic	$(0.01)	$0.41	$0.61	$1.25
Diluted	$(0.01)	$0.39	$0.58	$1.16
Weighted-average common shares outstanding:
Basic	53,770	51,389	53,129	51,124
Diluted	53,770	54,547	55,244	54,930

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except per share data)

	Three Months Ended
	October 1, 2005	October 2, 2004
GAAP operating income	$2,560	$30,401
Adjustments:
Acquired research and development costs	13,687	—
Stock compensation expense	940	983
Adjusted operating income	$17,187	$31,384

Adjusted operating income%	16.5%	25.9%

	Three Months Ended
	October 1, 2005	October 2, 2004
GAAP net income (loss)	$(745)	$21,043
Adjustments:
Acquired research and development costs	13,687	—
Stock compensation expense	940	983
Taxes	588	—-
Adjusted net income	$14,470	$22,026

GAAP diluted shares outstanding	53,770	54,547
Adjustments:
Weighted-average shares of common stock subject to repurchase	72	—
Stock options	1,500	—
Adjusted diluted shares outstanding	55,342	54,547

Adjusted diluted net income per share	$0.26	$0.40

Silicon Laboratories Inc.

Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	October 1, 2005	January 1, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$235,138	$48,636
Short-term investments	100,089	228,470
Accounts receivable, net of allowance for doubtful accounts of $1,088 at October 1, 2005 and January 1, 2005	60,744	46,272
Inventories	27,033	38,405
Deferred income taxes	10,136	9,878
Prepaid expenses and other	4,743	5,244
Total current assets	437,883	376,905
Property, equipment and software, net	29,629	34,559
Goodwill	65,989	46,766
Other intangible assets, net	15,638	15,384
Other assets, net	16,077	10,788
Total assets	$565,216	$484,402

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,958	$37,001
Accrued expenses	12,453	11,913
Deferred income on shipments to distributors	31,160	25,227
Income taxes payable	16,520	8,207
Total current liabilities	93,091	82,348
Long-term obligations and other liabilities	5,067	2,570
Total liabilities	98,158	84,918
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$.0001 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Common stock—$.0001 par value; 250,000 shares authorized; 53,989 and 52,508 shares issued and outstanding at October 1, 2005 and January 1, 2005, respectively	5	5
Additional paid-in capital	319,716	287,908
Deferred stock compensation	(1,263)	(4,787)
Retained earnings	148,600	116,358
Total stockholders’ equity	467,058	399,484
Total liabilities and stockholders’ equity	$565,216	$484,402

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